EXHIBIT 11.1

                        APRIA HEALTHCARE GROUP INC.

                     COMPUTATION OF EARNINGS PER SHARE


                                       Three Months Ended   Six Months Ended
                                            June 30,            June 30,
                                       ------------------   -----------------
                                          1997    1996        1997    1996
                                         ------  ------      ------   ------

Net (loss) income for primary
  and fully diluted earnings
  per share                            $(69,876) $21,908    $(50,636) $42,234
                                       ======== ========    ========  =======

Weighted average shares
  outstanding                            51,411   50,839      51,336   50,503
Incremental shares - stock options          470    1,736         563    1,783
                                       -------- --------     -------  -------

Primary shares                           51,881   52,575      51,899   52,286
Incremental shares - stock options           17        1           9      113
                                       -------- --------     -------  -------

Fully diluted shares                     51,898   52,576      51,908   52,399
                                       ======== ========     =======  =======

Primary and fully diluted
  earnings per share                     $(1.36)  $ 0.42      $(0.99)  $ 0.81
                                        =======  =======     =======  =======